Exhibit 99.1

TRICO MARINE SERVICES

Moderator: Geoff Jones

May 8, 2007

7:30 a.m. CT

Operator: Good day everyone and welcome to the Trico Marine services first quarter conference call.  This call is being recorded.

And at this time, I would like to turn the conference over to CFO, Geoff Jones; please go ahead, sir.

Geoff Jones:  Good morning.  I’m Geoff Jones, CFO of Trico and I’ll start with the statement regarding forward-looking statements.

The statements in this conference call regarding business plans or strategies, projected benefits from joint ventures, partnerships, projections involving revenues, operating results, forecast from operations, anticipated capital expenditures and other statements which are not historical facts are forward-looking statements.

Such statements involve risks and uncertainties, and other factors detailed in the company’s Form’s 10-Q and 10-K, registration statements, and other filings with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize, or the consequences of such a development worsen or should our underlying assumptions prove incorrect actual outcomes may vary materially from those forecasted or expected.  The company disclaims any intention or obligation to publicly update our revise such statements, whether as a result of new information, future events or otherwise.

Now Trevor Turbidy, our CEO, will review the first quarter operations.

Trevor Turbidy: Thank you, Geoff.  Also participating with me on the call today is Larry Francois, our SVP of Operations; and Rishi Varma, our Chief Administrative Officer, and General Counsel.

We’re delighted to report that Trico recorded its best first quarter performance in the company’s history.  Our performance was driven by strong day rates and expansion into growing markets.  We reported EPS of 95 cents for the quarter on charter hire revenues of 60.7 million, compared with EPS of 82 cents on charter hire revenues of 50.5 million for the first quarter of 2006.

We’re very pleased with this financial performance, given that the first quarter is typically the softest, due to lower levels of customer activity during the winter months.  Going forward, we see activity increasing and day rates improving in our markets at the North Sea, the Gulf of Mexico and West Africa.

For our North Sea class vessels day rates were 54 percent higher than those achieved in the first quarter of 2006.  Although one of our anchor handlers in the spot market actually had a lower day rate than the record setting day rate in the fourth quarter of last year.  As the construction season unfolds, we expect this market to remain robust.  In fact, we’ve just secured a long term contract at a very attractive day rate for our North Sea class new build, which is scheduled to be delivered, late in the fourth quarter.

In the Gulf of Mexico, Trico recorded data rates, as a result of a few rigs, jacket rigs leaving the market.  These day rigs, however, remain at historically attractive levels that are very profitable for us.  On the supply side, we and a number of our competitors have mobilized a significant number of vessels out of the Gulf and into international markets or sold vessels out of the industry, which has caused the supply demand balance to tighten.  As a result, we’re again, able to leverage our position as the largest shallow water operator, and are able to increase our day rates from $9,000 a day to $10,000 a day on a leading edge basis.  This is quite notable, because it’s the first time in nine months we’ve actually increased our leading edge rate.

We now have 10 vessels in West Africa, and during the quarter, we saw some increases in January but the entire market went into a lull as new construction and drilling activity were put on hold in advance of the Nigerian election.  Now those elections are over, and we’ve seen a flurry of activity in Nigeria, as well as the balance of West Africa.  We expect day rates and utilizations in the region to continue to improve.  In fact, just last week, we secured three year firm contracts at attractive rates on two supply vessels with one of the largest customers in the region.

In Southeast Asia, we actually expect to generate our first operating revenue from our JV during the second quarter, as the JV received five previously stacked vessels in China to work in our joint venture.  Those vessels actually arrived this morning, and will then be in route to the (bow high) to first assist our partner, COSL and COSL’s parent, CNOOC, with their offshore drilling operations in this exciting market.  I think it’s worth highlighting that as a result of this mobilization and other activities during the quarter, we’ve not reduced our stack supply vessels from 19 vessels in 2004, to one currently.

Our strategy to leverage our global footprint in order to maximize profitability is succeeding.  We’ve positioned ourselves in the strongest OSV markets for future growth and profitability.  We remain faithful to our strategy of mobilizing vessels, to growing international markets, such as West Africa, and Southeast Asia.  This strategy puts vessels in markets with better long term growth prospects, allows for improved supply demand balance for the remaining vessels in more mature markets, and lowers the volatility of our cash flow, as we are able to secure long term contracts in these international markets.  The success of this strategy is evidenced by the fact that currently over 70 percent of our revenue is derived from vessels in international markets.

Another key element of our strategy remains upgrading and growing our fleet to meet the long term growth we see in the OSV market internationally.  Our cash flows are strong currently, but to remain competitive and ensure the long term growth and sustained profitability we must engage in significant reinvestment to our fleet.  As we highlight in our strategy presentation we filed in March, we plan to expend between 400 and 600 million through a combination of acquisitions and new building.  We find the longer term market attractive with unit volume growth due to the increase in off shore rig count, the fact that the drilling is continuing to migrate further into the deep water, and more remote regions, and exploration is increasing in regions with areas with fewer nearby shore bases.

We see a – today, we see a robust order book filled with approximately 600 vessel orders, from both our competitors, and by financial speculators who do not intend to operate these vessels.  We believe we will have an opportunity to acquire a high quality fleets or vessels capable of being deployed in our core markets.  It’s important to note that on the order book, over 40 percent of these vessels are going to be delivered during 2007, and over 70 percent are scheduled to be delivered before 2008.  So we believe we’ll see an increasing deal flow, as this market absorbs these next new builds over the next 18 months.

As a result, we believe we’ll be afforded a more attractive entry point with better knowledge over the near term, than if we placed orders today.  We forecasted our fleet reinvestment will require all of our existing cash resources, projected future cash flow, as well as a prudent amount of leverage.  We continue to seek opportunities to purchase vessels and OSV companies that compliment Trico.  We have ordered and will continue to purchase vessels that can be deployed across a number of our core markets.  We have exercised and will continue to exercise financial discipline during our fleet rejuvenation phase to create long term shareholder value.

We plan to be opportunistic regarding fleet rejuvenation and believe that having substantial liquidity allows us to pursue this strategy and move quickly when an opportunity arises.  Let me conclude my remarks by emphasizing that your board and management team remain committed to maximizing value for our shareholders.  We’re pleased with the progress we’ve made over the past two years, since we emerged as the new Trico.  The stock market has responded well to our strategy, with our stock hitting its all time high last Friday.  And importantly, we remain excited about futures and our ability to create additional value.

Now, since the purpose of this call is to discuss our earnings for the first quarter and our outlook I will turn the call over to Geoff to give you more details on the first quarter financial performance.

Geoff Jones: Our charter hire revenues in the first quarter of 2007 totaled $60.7 million and about 71 percent of our first quarter 2007 charter hire revenues were international, with 49 percent from the North Sea, 16 percent from West Africa, and six percent from other international areas.  The remaining 29 percent was from the Gulf of Mexico.

For our North Sea class vessels, day rates continued to be exceptionally strong averaging $24,456 for the quarter.  Excluding the effects of the exceptional rates for one of our anchor handlers in Q4 rates increased by 16 percent.  The impact of those strong market conditions in the quarter was lessened by the fact that 12 out of 14 vessels working the North Sea were under medium or long term contracts during the quarter.  As our contracts roll over we do expect the benefits from higher rates.

In April, day rates for the company’s North Sea class vessels, increased by 10 percent from the first quarter, with utilization decreased by eight percent because of mobilization of one anchor handler from West Africa to the North Sea, and scheduled repair down time on another anchor handler.  We anticipate continued strength in the North Sea market and expect the utilization to improve with the full contribution of these vessels and as the construction season progresses.

In the Gulf of Mexico, we saw continued softening in the market, which resulted in an eight percent reduction in day rates for our Gulf class vessels compared to the previous quarter.  Utilization of our actively marketed Gulf vessels remains constant at 82 percent.  Day rates for the company’s Gulf class supply vessels averaged $9,720.  This reduction in day rates is probably no surprise to anyone who has watched the exodus of Jacob from the Gulf and the decline in construction contracts as hurricane related repairs have been completed.

April day rates which include prices set in contracts before we started raising rates decreased by three percent from the first quarter, and utilization increased by one percent, but we are still optimistic about the Gulf.  Direct vessel operating expenses increased $2.8 million or 10 percent in the first quarter of 2007, compared to the prior quarter, due most importantly to mobilization costs of $3.4 million for the five vessels mobilizing to Southeast Asia.

EBITDA for the quarter was $23.2 million compared to $30.2 million for the fourth quarter of 2006.  During the quarter, we sold three supply vessels and one (crude) boat generating a gain of $2.8 million.  Our effective tax rate for the first quarter was 38 percent, and with a tax provision of $8.9 million, $8.1 million was deferred.

Now, looking at the balance sheet at the end of the quarter, we were in a net cash position of $130 million.  The big change in our balance sheet from year end 2006 was a very successful offering of $150 million in convertible debentures, priced at a three percent coupon with a 39 percent conversion premium.  One of the key attractions of this financing is the net share settlement feature under which the principal amount of the note will be eventually settled in cash, and the excess on conversion settled in shares.  The net share settlement feature enables this instrument to result in minimal equity dilution.

Let me review the status of our three vessel $60 million new build program.  At quarter end, our balance sheet indicated construction in progress of $18.3 million of which 2.4 million was invested since year end 2006.  We remain on target for delivery of all three new builds on the original scheduled timeframe and at the original cost for each.  One of the vessels is scheduled for delivery in this year’s fourth quarter and the other two in 2008.  We expect to invest 35.6 million in completing these three vessels in 2007 and the remaining 8.8 million in 2008.

That brings us to the end of our prepared remarks, and we will take questions now.

Operator:  Thank you.  The question-and-answer session will be conducted electronically today.  If you would like to ask a question, simply press your star key followed by the digit one on your touch-tone telephone.  Again, that is star one for questions.

We’ll first hear from James West, Lehman Brothers.

James West:  Hey, good morning, guys.

Geoff Jones: Good morning, James.

Trevor Turbidy: Good morning.

James West: Trevor, in the domestic market, could you give us a sense of when exactly your day rates turned around?  I guess also, where they bottomed and where your bidding rate is currently?

Trevor Turbidy:  Sure.  Larry, do you want to take that?

Larry Francois:  Yes, they bottomed out in the fourth quarter probably late November in early December.  They started turning around in February to March and have picked up steadily since then.

James West:  And where are leading edge day rates now?

Trevor Turbidy:  They’re at 10,000.

James West:  OK.  And the bottom was 9,000, I believe.

Trevor Turbidy:  Correct.  That’s correct.

James West:  OK and then in the North Sea, looking at the day rates for April which obviously it improved significantly over the first quarter average.  Is this increase due to some spot market rates for the anchor handlers?  Or is this rather a rolling over of some of the term contracts that a little bit underwater?

Larry Francois:  This is mainly spot work for the anchor handlers.  We didn’t have any contracts turning over in the first quarter.

James West:  OK.  And then, lastly, last for me, on the acquisition environment, Trevor you laid out a scenario were over the next 18 months, we’re going to see a number of new vessels into the market.  Are you seeing deal flow pick up yet?  Are you conversations increasing or is it the same as it was probably 90 days ago where we hadn’t seen anything.

Trevor Turbidy:  No.  We’re actually seeing deal flow increase quite a bit over the last quarter.  We expect that to continue.

James West:  And the pricing on deal flow, has that come into more reasonable levels?

Trevor Turbidy:  Yes, it has.

James West:  OK.  Great.  That’s all for me.

Trevor Turbidy:  Great, thank you.

Operator:  Once again, that is star one for questions or comments.  We’ll now hear from Ian MacPherson, Simmons and Company.

Ian MacPherson:  Good morning.  I guess a couple of follow ups on some of those same areas.  With the utilization level in the North Sea fleet at 84 percent, I know you mentioned there were a couple of mobilizations and dry dockings there.  Are we looking at something more in the normalized low 90s to mid 90s utilization for the rest of Q2?

Geoff Jones:  Yes, that would be correct.  That 84 percent is just due to those vessels mobilizing.  You would expect to see something closer to the first quarter.

Ian MacPherson:  OK.  Do you have any significant dry dockings or other sort of scheduled downtime that we should be cognizant of for that fleet in the back half of the year?

Geoff Jones:  No.  I think it should be fairly even throughout the year.

Ian MacPherson:  OK.  Looping back on the acquisition front, out of the several hundred boats that you’ve outlined that may be presumably available for acquisition in the next year or so, how many out of that scope that you’ve outlined are good fits assets wise for what you are trying to put into your fleet.  If you could just kind of estimate that somehow for me, what’s the realistic scope of what you’re looking at?

Trevor Turbidy:  You know, it’s somewhere in the range of call it 200 to maybe 250 vessels that we think are a good fit for what we are doing in our core markets.

Ian MacPherson:  Out of the total 600 you mean?

Trevor Turbidy:  Correct.

Ian MacPherson:  OK.  That helps.  That’s all I’ve got for now, thanks guys.

Trevor Turbidy:  Great, thank you.

Geoff Jones:  Thank you.

Operator:  Once again, that’s star one for questions or comments.  We’ll now hear from Robert Ryan Banc of America Securities.

Robert Ryan:  Hi, thank you.  The contract cover position of the company pro forma for any subsequent changes, when you look at your North Seat fleet, and I guess, to a lesser extent your Gulf fleet what’s your contract cover position for the balance of 2007 for your North Sea vessels and your Gulf class vessels?

Geoff Jones:  On the Gulf class vessels, as you know, it’s more of a kind of a short term market.  So our contract cover is not that significant.  If you were to refer back to our contract coverage in the K and fast forward that, probably in the North Sea with options, probably on the anchor handlers for 2007 in the mid 30s PSV’s low 80 percent.  And like I say, on the PSV’s it’s probably in the high teens, about 20 percent for 2007.

Robert Ryan:  OK.  And in the prepared remarks, there was reference to a new contract for a North Sea class vessels at favorable terms, was that a PSV or an anchor handler?

Trevor Turbidy:  It was a PSV.

Robert Ryan:  OK.  And that term rate, is that consistent with what we’re seeing for the levels, in your press release in terms of the recent trends for the market rates, and day rates in the North Sea.

Trevor Turbidy:  Yes, it is.

Robert Ryan:  OK.  And when you look at your cash position including the securities approaching 300 million, how much of that is spoken for with the new builds that you all ready have under contract?  And how much do you sort of think of as free cash to pursue your vessel rejuvenation strategy?

Geoff Jones:  Yes, as far as the new builds, you know, like I said, we have, you know, maybe like 40 million still to spend, 40 million maybe.  So, you know, that’s spoken for that.  But then on the rest of the strategy, the additional 400 to 600 million obviously that would take up a large chunk of the 260, so then fast forwarding, although we don’t give forward guidance, if you look at some other people’s models that they’ve issued, I think most people are projecting EBITDA around 100 million for each of the next couple of years, so that would kind of give you some indication of where the cash is going to come from.

And as we’ve said, on previous occasions, you know, we would be willing to look at some, you know, small amount of leverage if necessary but like I said, from existing cash and cash flow for the next couple of years, that will certainly help us towards a good chunk of the 400 to 600 million that we’re looking at spending.

Robert Ryan:  And when we spoke on the fourth quarter call, I think your estimate of your NOL position as of year end was around 130 million.  Presumably, you utilized some of that NOL in the first quarter.  Do you have an updated estimated of where that stands or how much longer you will have that NOL at that current run rate?

Geoff Jones:  Yes, sure.  Yes, it was at the end of the year, I think it was 132 million.  And when you see our queue that filed later on today, you will see that we actually used up about 12 million of those NOL’s in Q1.  And again, if you were to annualize that rate, obviously, you know, that’s using (up about) 50 million a year of the NOL.

Robert Ryan:  OK.  But you don’t expect to be a meaningful cash tax payer here, over the next couple of years it sounds like.

Geoff Jones:  Correct.

Robert Ryan:  OK.  Thank you.

Geoff Jones:  OK, thanks, Bob.

Operator:  We’ll now hear from Age Korsvold, Kistefos.

Age Korsvold:  Hi, good morning.

Geoff Jones:  Good morning.

Age Korsvold:  My name is Age Korsvold.  I am the CEO of Kistefos.  For the last two years, we have been the largest shareholders in Trico.  The major event in the first quarter was not that you, along with everybody else, benefited from favorable markets, but that you announced by press release, that Trico had adopted a poison pill plan.  Trico’s Board of Directors has failed to seriously or effectively respond to any request or recommendation from its largest shareholder for the last two years.

Trevor Turbidy:  Age, if I can interrupt you for one second.  I think – I apologize for interrupting, but it sounds like you’re reading a prepared statement from your 13-D filing that you filed on Friday.  You know, as you know we responded to you in Friday, and filed that response with the SEC.  So I think everyone on this call who wants to read that exchange can do so at their own convenience.  I certainly want to be fair to listeners who are calling for first quarter earnings results and outlook.  And I think I’d be happy to discuss the issue further with you afterwards, but I want to utilize the time to discuss our earnings and response to questions rather than campaigning.

I think we’ll take the next question, if there’s no other questions.

Operator:  That will come from Randy Laufman, Imperial Capital.

Randy Laufman:  Hi, guys.  Good morning.

Geoff Jones:  Randy, good morning.  I’m just wondering if you could go into a little bit more detail on the Southeast Asia market.  What kind of day rates and utilization are you seeing in that market?  And, you know, how should I look at the second quarter?

Larry Francois:  That market is set for us in the second quarter.  The boats that we’ve sent over there are going to be under bareboat charter in our JV.  And the rate was set in the contract before we sent them over.

Trevor Turbidy:  Well the rates have improved in that market, over the last probably 60 to 70 percent increase over the last year.  So – and utilization I mean that market is very short on vessels.

Randy Laufman:  OK.  Great and then, just coming back to the North Sea repricings on the contract.  How many vessels over the coming year will becoming up for a new contract?

Geoff Jones:  There’s four vessels coming up for new contracts over this coming year, Randy.

Randy Laufman:  OK.  And just lastly, really quick, you mentioned you have one stack vessel remaining, I’m just wondering what the plans are with that vessel?

Trevor Turbidy:  We have been endeavoring to sell that vessel as it’s not core to our operations.  We certainly could put it to use, but we think since it’s not core, the capacities are lower than what we desire we’re going to endeavor on selling that vessel.

Randy Laufman:  All right, great.  Thanks a lot, guys.

Trevor Turbidy:  Thank you.

Geoff Jones:  Thanks.

Operator:  We’ll now hear from Bo McKenzie, Pritchard Capital.

Bo McKenzie:  Yes, with the rig count off in the Gulf, and the improvement we saw in day rates utilization on the PSB market starting in February, what’s the cost from that, Trevor?  Are we starting to see early work on more storm related platform maintenance stuff that’s driving the day rates up in the Gulf of Mexico market?

Trevor Turbidy:  No.  Bo, I think what you’re seeing is two fold, you know, it’s consistent with our strategy to mobilize vessels internationally to growing market.  You’ve seen a number of competitors do the same, and move vessels out of the Gulf of Mexico.  And then you’ve also had continued rationality of the larger players selling vessels out of the industry where they are not able to work back in the industry.  So it’s really managing the supply demand balance.  You had a number, as I mentioned, a number of rigs leaving but you had far more vessels leaving.  So the supply demand balance actually tightened.

Bo McKenzie:  And on the construction front, do you guys have much visibility into what kind of work is out there supporting what’s left over of the platform removal and other stuff that’s still out there in the Gulf Coast of the Storms?

Trevor Turbidy:  Yes, I mean that’s subsided quite dramatically.  I mean we had, as many as, at one time five vessels operating doing kind of repair related work.  We have zero.  We had one on and off towards the end of the year.  Others are still doing some, but the great majority of that work has been done at this point.  There is still work going on but it’s not at the fervent pace that it was a year ago or six months ago.

Bo McKenzie:  All right, thanks.

Trevor Turbidy:  Thank you.

Operator:  We’ll now hear from Robert Ryan, Banc of America Securities.

Robert Ryan:  Yes, just a follow up, I guess, it’s sort of a curious position that the company finds itself in being at odds with its largest shareholder in such a visible way.  Do you have any thoughts on how it is that it’s come to this?  What the parties might have done differently or what might change going forward to improve that relationship?

Trevor Turbidy:  Well yes, I’d start by saying, you know, we certainly can’t speak for them, but I think for our point of view, you know, we’ve continued to deliver results.  We’re obviously proud of our track record.  I think we all – I think we said in point to the past, we think intelligent people can agree to disagree about strategy.  We continue to deliver on our plan.  We think we’ve got a plan that is going to end up delivering the largest amount of shareholder value in the future, and we hope that all shareholders looking back will be thrilled with that performance as shareholder have been to date.

Robert Ryan:  Thank you.

Trevor Turbidy:  Thank you.

Operator:  No further questions.  Mr. Jones, I’ll turn it back over to you for any closing or additional remarks, sir.

Geoff Jones:  I’d just like to thank everybody for their attention and their support.  And we look forward to talking to you again.  Thank you.

Trevor Turbidy:  Thanks so much.

Operator:  And that concludes today’s conference.  We do appreciate your participation.  Everyone have a great afternoon.

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